Exhibit 99(a)

Culp Announces Results for First Quarter Fiscal 2010

HIGH POINT, N.C.--(BUSINESS WIRE)--August 31, 2009--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended August 2, 2009.

Highlights for the first quarter of fiscal 2010 include the following:

  Net sales were $45.5 million, 23 percent lower than the first quarter of the last year, with mattress fabrics segment sales down 26 percent and upholstery fabric segment sales down 19 percent, in line with expectations. The first quarter of fiscal 2010 had a total of 13 weeks compared with 14 weeks for the first quarter of fiscal 2009.
  Pre-tax income was $2.0 million, or 4.4 percent of sales, compared with $1.2 million, or 2.0 percent of sales in the prior year period, an increase of 65 percent.
  Net income was $1.9 million, or $0.15 per diluted share, compared with net income of $781,000, or $0.06 per diluted share, for the first quarter of fiscal 2009.
  The mattress fabrics business achieved continued solid profitability, with operating income of $3.0 million in the first quarter and operating margins only slightly below the first quarter of last year, in spite of unprecedented weak consumer demand in the bedding industry.
  The upholstery fabrics business showed a significant turnaround for the first quarter, with operating income of $764,000, or four percent of sales, reversing an operating loss of $1.4 million in the first quarter of the prior year. This performance was in the face of continued challenging furniture industry conditions.
  Cash flow from operations was $4.6 million for the first quarter. This quarter’s performance is due to consistent profitability in mattress fabrics, the profit turnaround in upholstery fabrics and continued outstanding working capital management in both segments. Key measures for working capital, such as days’ sales in receivables and inventory turnover, continued to improve, even with lower sales volume.
  The company’s financial position continued to strengthen significantly during the first quarter, with an ending cash balance of $15.5 million and total debt of $16.4 million. Total debt, which includes current maturities of long term debt and long term debt, less cash (net debt) was $0.9 million, compared with $4.6 million at the end of fiscal 2009. The company is close to a positive net debt position for the first time in over thirty years.
  The second quarter projection for fiscal 2010 is for overall sales to decrease in the range of five percent, the lowest year-over-year decline since the third quarter of fiscal 2008. Pre-tax income for the second quarter of fiscal 2010 is expected to be in the range of $2.0 million to $2.8 million.

Overview

The first quarter of fiscal 2010 had a total of 13 weeks compared with 14 weeks for the first quarter of fiscal 2009. For the period ended August 2, 2009, net sales were $45.5 million, compared with $59.3 million a year ago. The company reported net income of $1.9 million, or $0.15 per diluted share, for the first quarter of fiscal 2010, compared with net income of $781,000, or $0.06 per diluted share, for the first quarter of fiscal 2009. On a pre-tax basis, the company reported income of $2.0 million compared with pre-tax income of $1.2 million for the first quarter of fiscal 2009. The pre-tax results for the first quarter of fiscal 2010 included restructuring and related credits in the upholstery fabrics segment of $187,000. The pre-tax results for the first quarter of fiscal 2009 included restructuring and related charges in the upholstery fabrics segment of $416,000. Excluding these credits/charges in both periods, pre-tax income for the first quarter of fiscal 2010 was $1.8 million compared with $1.6 million in the first quarter of fiscal 2009. (A reconciliation of pre-tax income has been set forth on Page 5.)

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our sales for the first quarter of fiscal 2010 are indicative of recent consumer demand trends for bedding and furniture. In spite of the sales decline, we are very pleased with the strong turnaround in profitability for our upholstery fabrics business and continued solid profitability in our mattress fabrics segment. We began fiscal 2010 with a much leaner operating platform than we had a year ago, and we are realizing the benefits of our strategic actions, especially during the economic downturn. Today, Culp has a strong competitive position in both businesses and, as always, our primary focus is on execution for our customers. We have also further strengthened our financial position during the first quarter, providing us with a solid foundation to support our growth strategy as market conditions improve.”

Mattress Fabrics Segment

Mattress fabric sales for the first quarter were $26.3 million, a 26 percent decline compared with $35.6 million for the first quarter of fiscal 2009. Average sales per week declined by 20 percent when comparing the two quarters, as the first quarter of fiscal 2009 had one more week than the first quarter of this year. Operating income for this segment was $3.0 million, or 11.2 percent of sales, compared with $4.2 million, or 11.9 percent of sales, for the prior-year period.

“Our consistent operating performance in mattress fabrics reflects the benefits of the significant investments we have made to improve our manufacturing platform over the last several years,” said Saxon. “While the sales environment has remained challenging, we have continued to drive our operating efficiencies, achieve solid profit margins and enhance our competitive position. We see many opportunities to further develop our product offerings and will continue to make capital investments in our manufacturing capabilities during this fiscal year, including improved knit and weaving capacities and finishing enhancements on all product lines, with capital expenditures of approximately $3.5 million. We are committed to the growth of this important business for Culp, and, with these projects, we believe we are well positioned to leverage any upside in mattress fabrics demand as it occurs. Our customers know they can rely on Culp for outstanding service, reliable delivery performance and consistent quality and value.”

Upholstery Fabrics Segment

Sales for this segment, which include both fabric and cut and sewn kits, were $19.2 million, a 19 percent decline compared with $23.8 million in the first quarter of fiscal 2009. Average sales per week declined by 13 percent when comparing the two quarters, as the first quarter of fiscal 2009 was one week longer than the first quarter of this year. Sales of non-U.S. produced fabrics were $16.1 million in the first quarter of fiscal 2010, down seven percent over the prior year period, while sales of U.S. produced fabrics were $3.1 million, down 52 percent from the first quarter of fiscal 2009. Operating income for the upholstery fabrics segment was $764,000 for the first quarter of fiscal 2010 compared with an operating loss of $1.4 million for the same period a year ago.

“We are very encouraged by the dramatic turnaround in profitability for the upholstery fabrics business, reversing the prior year’s first quarter loss,” noted Saxon. “Our sales have clearly been affected by the soft demand for furniture; however, our ability to be profitable and continue to meet the needs of our customers reflects solid execution in a difficult market. Our profit improvement plan completed last year has exceeded our expectations with very favorable results. Notably, our selling, general and administrative costs for the upholstery fabrics segment for the first quarter of fiscal 2010 were 18 percent lower than a year ago. Our strategy to reduce the amount of capital invested in this business and transition to a variable cost model has also significantly enhanced our competitive position. In particular, our China platform is providing us with the unique ability to provide exceptional value through a scalable and low cost operating model which includes a proprietary and vertically-integrated network of key manufacturing partners. Customer response to our products has been very favorable at recent market events. As such, we are focused on product and sales and marketing initiatives that will further benefit our upholstery fabrics business when demand for furniture improves.”

Balance Sheet

“We continue to focus on further strengthening our financial position and generating cash in light of the uncertain business climate,” added Saxon. “Cash flow from operations was $4.6 million for the first quarter of fiscal 2010. Our balance sheet reflected $15.5 million in cash as of August 2, 2009, compared with $11.8 million at the end of fiscal 2009. Total debt, which includes current maturities of long term debt and long term debt, less cash (net debt) was $0.9 million, compared with $4.6 million at the end of fiscal 2009. Our scheduled debt repayments for the rest of fiscal 2010 are $4.8 million and only $186,000 for fiscal 2011. We also continue to make improvements in our working capital management, especially inventories, which were down by over $13.1 million, or 38 percent, since the same period a year ago. Day’s sales in receivables and inventory turnover have also steadily improved, even with declining sales. Despite the continued improvement in working capital management achieved thus far in fiscal 2010, the company expects cash flow generated from working capital improvements to be substantially lower than the last two fiscal years.”

Outlook

Commenting on the outlook for the second quarter of fiscal 2010, Saxon remarked, “While we expect that the economic uncertainties and issues surrounding the housing market will continue to affect consumer demand for furniture and bedding products, we are encouraged by indications of a more stable business environment. Overall, we expect our sales for the second quarter of fiscal 2010 to be down in the range of five percent from the second quarter of last year.

“We expect sales in our mattress fabrics segment to approximate the level achieved the same period a year ago. Operating income margin in this segment is expected to be comparable with the same period a year ago.

“In our upholstery fabrics segment, we expect sales to be down approximately 10 to 15 percent for the second quarter. In spite of lower sales, we believe the upholstery fabric segment’s results will again reverse the prior year’s operating losses and reflect a modest operating profit slightly below first quarter of fiscal 2010.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2010 in the range of $2.0 to $2.8 million. Given the volatility in the income tax area during fiscal 2009 and continuing into fiscal 2010, the income tax expense or benefit and related tax rate for the second quarter of fiscal 2010 are too uncertain to project. This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of severe economic uncertainties and demand challenges facing the upholstery fabrics and mattress fabrics industries,” said Saxon.

In closing, Saxon remarked, “We are optimistic about our prospects for fiscal 2010 as we have the key advantages of a lean and agile manufacturing platform, a strong balance sheet and a leading competitive position in both operating segments. We see many additional opportunities in our mattress fabrics business to refine and expand our product offerings and further enhance our value proposition to customers. With the improvements in both our China platform and U.S. facility, our upholstery fabrics business is now well positioned for profitability. We believe both of our businesses have the ability to capitalize on improved demand as the economy stabilizes and consumer spending resumes. While we acknowledge the challenges that still remain, we are confident in Culp’s ability to execute and we look forward to the year ahead.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 16, 2009, for fiscal year ended May 3, 2009.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	August 2,	August 3,
	2009	2008
Net sales	$45,478,000	$59,321,000
Income before income taxes	$1,991,000	$1,205,000
Net income	$1,876,000	$781,000
Net income per share:
Basic	$0.15	$0.06
Diluted	$0.15	$0.06
Income before income taxes, excluding restructuring and related credits/charges*	$1,804,000	$1,621,000
Average shares outstanding:
Basic	12,653,000	12,648,000
Diluted	12,751,000	12,736,000
* Excludes restructuring and related credits of $187,000 for the first quarter of fiscal 2010. Excludes restructuring and related charges of $416,000 for the first quarter of fiscal 2009.
CULP, INC.
Reconciliation of Income before Income Taxes as Reported to Adjusted Income before Income Taxes
(Unaudited)

	Three Months Ended
	August 2,	August 3,
	2009	2008
Income before income taxes, as reported	$1,804,000	$1,621,000
Restructuring and related (credits) charges	(187,000)	416,000
Adjusted income before income taxes	$1,991,000	$1,205,000

CONTACT:
Culp, Inc.
Investor & Media Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer